Exhibit 2

S A L E  A N D  P U R C H A S E  A G R E E M E N T

relating to the shares in
DNSint.com AG
Fürstenfeldbruck/Germany

between

1.	Seller 1, as defined in Exhibit P

2.	Seller 2, as defined in Exhibit P

- Seller 1 and Seller 2 herein collectively referred
to as the “Managing Shareholders” -

3.	Seller 3, as defined in Exhibit P

- herein referred to as “IKB” -

4.	Seller 4, as defined in Exhibit P

5.	Seller 5, as defined in Exhibit P

6.	Seller 6, as defined in Exhibit P

7.	Seller 7, as defined in Exhibit P

8.	Seller 8, as defined in Exhibit P

9.	Seller 9, as defined in Exhibit P

- Seller 4 to Seller 9 herein collectively referred
to as the “Other Shareholders” -

- Seller 1 to Seller 9 herein collectively
referred to as the “Sellers” -

- the Managing Shareholders and the Other Shareholders
herein collectively referred to as the “Other Sellers” -
and

10.	Arrow Europe GmbH
Im Gefierth 13 a
63303 Dreieich

- herein referred to as the “Purchaser” -

11.	Arrow Electronics, Inc.
50 Marcus Drive

USA – 11747-4210 Melville, NY	- herein referred to as the
“Guarantor” -

- the parties 1. to 11. herein collectively
referred to as the “Parties” -
- Seller 2 – or such Other Seller as communicated to the Purchaser by the remaining Other Sellers
(such communication to be received by the Purchaser one week before the relevant time) – herein also referred to as the “Other Sellers’ Representative” -
- the Other Sellers’ Representative and IKB herein collectively also referred to as the “Sellers’
Representative” -

Table of Contents

Recitals	4
Sec. 1 Definitions	5
Sec. 2 Sale and Assignment	8
Sec. 3 Purchase Price	8
Sec. 4 Closing	10
Sec. 5 Financial Guarantees	13
Sec. 5a Purchaser’s Guarantees, Guarantor	17
Sec. 6 Earn-out	18
Sec. 7 Sellers’ Guarantees	21
Sec. 8 Remedies	23
Sec. 9 Tax Indemnity	25
Sec. 10 Environmental Indemnity	27
Sec. 11 Indemnity for Product Liability	30
Sec. 12 Contest Provisions	31
Sec. 13 Statute of Limitations	31
Sec. 14 Conduct of Business after Signing	32
Sec. 15 Non-Compete	34
Sec. 16 Assignment, Set-off	35
Sec. 17 Notices	35
Sec. 18 Confidentiality, Communication	36
Sec. 19 Miscellaneous	37
Sec. 20 Severability	38
Sec. 21 Governing Law, Jurisdiction	38
Sec. 22 Expenses	38

Recitals
1.	The Sellers are the sole shareholders of
DNSint.com AG
with its seat in Fürstenfeldbruck/Germany
(herein referred to as the “Company”).
The Company is a stock corporation (Aktiengesellschaft) duly established and validly existing under the laws of Germany registered with the commercial register of the local court of München (Munich)/Germany under HRB 128267.
2.	The DNS Group is engaged in the business of trading with products and delivering services in the field of network computing (herein referred to as the “DNS Business”).

3.	(a)	The registered share capital of the Company amounts to EUR 327,103. The Sellers hold a total of 327,103 registered non-par-value shares representing a partial amount of the registered share capital of EUR 1 each (herein collectively referred to as the “Shares”). No share certificates have been issued in respect of the Shares.
(b)	The Company has never issued or granted or agreed to issue or grant and there are currently no employee stock options (Bezugsrechte an Arbeitnehmer und Mitglieder der Geschäftsführung der Gesellschaft oder eines verbundenen Unternehmens), warrants (Wandelschuldverschreibungen), options (Optionsschuldverschreibungen), participating bonds (Gewinnschuldverschreibungen), profit participation rights (Genussrechte) – each within the meaning of Secs. 192, 221 of the German Stock Corporation Code (Aktiengesetz, “AktG”) but excluding, for the avoidance of doubt, the silent participation of IKB (formerly: IKB Mezzanine GmbH & Co. KG) in the Company (herein referred to as the “Silent Participation”) – or any similar rights so that the Shares represent the share capital of the Company on a fully diluted basis.
4.	In detail, the Shares are held by the Sellers as set forth in Exhibit 0.4.

5.	The Company holds
(a)	all shares in Digital Network Services Deutschland GmbH with its seat in Fürstenfeldbruck/Germany, a limited liability company (Gesellschaft mit beschränkter Haftung) duly established and validly existing under the laws of Germany and registered with the commercial register of the local court of München (Munich)/Germany under HRB 102696 (herein referred to as “DNS Germany”), and

(b)	directly or indirectly shares in the companies listed in Exhibit 0.5 (herein collectively referred to as the “Foreign Subsidiaries”) as further specified therein.
DNS Germany and the Foreign Subsidiaries are herein collectively referred to as the “Subsidiaries”. The Company and the Subsidiaries are herein collectively referred to as the “DNS Group” or the “Companies”, as the case may be.
6.	The Sellers decided to discontinue their activity in the DNS Business through the disposal of their total interest in the DNS Group, which the Purchaser wishes to acquire. To that end, the Sellers intend to sell and transfer, and the Purchaser intends to purchase and acquire, all of the Shares (herein referred to as the “Transaction”).
Therefore, the Parties agree as follows:
Sec. 1
Definitions
The following definitions shall have the meaning as referred to in the respective Sections.

2004 Financial Statements	Exhibit 7.1 II 2.1
2004/2005 Financial Statements	Exhibit 7.1 II 2.1
2005 Audit Date	Exhibit 7.1 II 2.1
2005 Interim Financial Statements	Exhibit 7.1 II 2.1
Accounting Principles	Sec. 5 para. 6 (ii)
Accounts Receivable	Exhibit 7.1 II 2.6
Additional Escrow Amount	Sec. 6 para. 7
Adjustment Amount	Sec. 6 para. 1 (d)
AktG	Recitals 3 (b)
AO	Exhibit 7.1 II 2.3
Articles of Association	Exhibit 7.1 II 1.5

AStG	Exhibit 7.1 II 2.3
Best Knowledge	Exhibit 7.1
BGB	Sec. 8 para. 2
Binding Rulings	Exhibit 7.1 II 11.3
Business Day	Sec. 19 para. 1
Capital Stock	Exhibit 7.1 II 10.2 (2)
Cash	Exhibit 6.1 (c)
Clean-up Standard	Sec. 10 para. 2 (a)
Closing	Sec. 4 para. 1
Closing Conditions	Sec. 4 para. 1
Closing Date	Sec. 4 para. 1
Closing Events	Sec. 4 para. 4
Companies	Recitals 5
Company	Recitals 1
DNS Business	Recitals 2
DNS Germany	Recitals 5 (a)
DNS Group	Recitals 5
Earn-Out	Sec. 6 para. 1 (a)
Earn-Out Amount	Sec. 3 para. 2
Earn-Out Auditor’s Statement	Sec. 6 para. 3 (c)
Earn-Out EBIT	Sec. 6 para. 1 (a)
Earn-Out Expert	Sec. 6 para. 4
Earn-Out Financial Statements	Sec. 6 para. 3 (a)
Earn-Out Objection Period	Sec. 6 para. 4
Earn-Out Period	Sec. 6 para. 1 (a)
Earn-Out Period Net Debt	Sec. 6 para. 1 (c)
EBIT	Sec. 6 para. 1 (a)
EC Merger Regulation	Sec. 4 para. 1 (a)
Environmental Authority	Sec. 10 para. 2 (b)
Environmental Laws	Sec. 10 para. 2 (c)
Environmental Matters	Sec. 10 para. 2 (d)
Escrow Account	Sec. 3 para. 3 (a)
Escrow Agent	Sec. 3 para. 3 (a)
Escrow Agreement	Sec. 3 para. 3 (b)
Escrow Amount	Sec. 3 para. 3 (a)
Escrow Balance	Sec. 3 para. 3 (b)
Essential Contracts	Exhibit 7.1 II 9.1
Financial Debt	Exhibit 6.1 (c)
Financial Guarantees Calculation	Sec. 5 para. 5
Financial Guarantees Calculation Expert	Sec. 5 para. 10
Financial Guarantees Calculation Rules	Sec. 5 para. 6 (ii)
Foreign Subsidiaries	Recitals 5 (b)
German GAAP	Sec. 5 para. 6 (ii)

Guarantees	Sec. 7 para. 1
Guarantor	Rubrum
Hazardous Materials	Sec. 10 para. 2 (e)
HGB	Exhibit 6.1 (c)
IKB	Rubrum
Increased Net Purchase Price	Sec. 7 para. 4 (b) (bb)
Indirect Damages	Sec. 8 para. 3
Industrial Property Rights	Exhibit 7.1 II 3.1
Inventory	Exhibit 7.1 II 2.5
Managing Shareholders	Rubrum
Managing Shareholders’ Account	Sec. 6 para. 6
Material Adverse Effect	Sec. 4 para. 1 (b)
Maximum Adjustment Amount	Sec. 6 para. 1 (d)
Merger Clearance	Sec. 4 para. 1 (a)
Net Assets	Sec. 5 para. 4
Net Purchase Price	Sec. 3 para. 2
Options	Exhibit 7.1 II 1.2
Other Sellers	Rubrum
Other Sellers’ Representative	Rubrum
Other Shareholders	Rubrum
Parties	Rubrum
Permits	Exhibit 7.1 II 4.1
Pre-Closing Environmental Liability	Sec. 10 para. 2 (f)
Pre-Closing Product Liability	Sec. 11 para. 2
Purchase Price	Sec. 3 para. 1
Purchaser	Rubrum
Purchaser’s Financial Guarantees Auditor	Sec. 5 para. 7
Quota	Sec. 5 para. 3
Remedial Action	Sec. 10 para. 2 (g)
Revised Financial Guarantees Calculation	Sec. 5 para. 8
R&W Claims	Sec. 3 para. 3 (b)
Sellers	Rubrum
Sellers’ Account	Sec. 3 para. 3 (c)
Sellers’ Affiliates	Exhibit 7.1 II 2.3
Sellers’ Financial Guarantees Auditor	Sec. 5 para. 7
Sellers’ Representative	Rubrum
Shares	Recitals 3
Signing	Sec. 4 para. 1 (b)
Signing Date	Sec. 10 para. 2 (c)
Silent Participation	Recitals 3
Statements	Sec. 7 para. 1
Subsidiaries	Recitals 5
Tax Authority	Sec. 9 para. 2

Tax Returns	Exhibit 7.1 II 11.1 (1)
Tax Savings	Sec. 9 para. 7
Tax Treatment and Tax Structure	Sec. 18 para. 3
Taxable Event	Sec. 9 para. 7
Taxes	Sec. 9 para. 1
Third Parties	Exhibit 6.1 (c) b) (ii)
Threshold	Sec. 8 para. 4
Total Escrow Amount	Sec. 7 para. 4 (a)
Transaction	Recitals 6
Working Capital	Sec. 5 para. 4
Sec. 2
Sale and Assignment
1.	Each Seller hereby sells all Shares held by him (whether listed in para. 4 of the Recitals or not, but at least in the amount listed) to the Purchaser, who accepts such sales, with economic effect as of the Closing.

2.	The sale of the Shares extends to any and all profits of the Company not yet distributed as of Closing.

3.	Each Seller herewith assigns the Shares to the Purchaser, who herewith accepts such assignments.

4.	The assignments are subject to the conditions precedent (aufschiebende Bedingungen) of (i) Merger Clearance and (ii) the disbursement of the Net Purchase Price to the Sellers’ Account in accordance with Sec. 4 para. 4 (e) and Sec. 3 para. 3.

5.	The Company, represented by its board of directors (Vorstand), has approved the assignment of the Shares to the Purchaser. A copy of such approval, as well as of the protocol of the underlying resolution of the Sellers at the extraordinary shareholders’ meeting of the Company, are attached to this Agreement as Exhibit 2.5.
Sec. 3
Purchase Price
1.	The total purchase price to be paid by the Purchaser for the Shares shall be an amount of EUR 104,000,000 (one-hundred and four million euro) (herein referred to as the “Purchase Price”).

2.	The Purchase Price includes an amount of EUR 6,358,853.33 (six million three-hundred and fifty-eight thousand eight-hundred and fifty-three euro and thirty three cent) (herein referred to as the “Earn-Out Amount”) which is subject to the earn-out provided for in Sec. 6 (the amount of the Purchase Price less the Earn-Out Amount herein referred to as the “Net Purchase Price”).

3.	The Net Purchase Price, i.e. an amount of EUR 97,641,146.67 (ninety-seven million six-hundred and forty-one thousand one-hundred and forty-six euro and sixty-seven cent), shall be paid at Closing by the Purchaser as follows:
(a)	The Purchaser shall pay an amount of EUR 19,528,229.33 (nineteen million five-hundred and twenty-eight thousand two-hundred and twenty-nine euro and thirty-three cent) (herein referred to as the “Escrow Amount”) by wire transfer free of charges to the Escrow Account. The “Escrow Account” shall be an escrow account of a third party acting as joint escrow agent for the Sellers and the Purchaser (herein referred to as the “Escrow Agent”), to be agreed upon by the Purchaser and the Sellers’ Representative prior to the Closing Date.

(b)	(i) The Escrow Amount, (ii) the Additional Escrow Amount, if any, and (iii) the interest accrued on (i) and (ii), each (i) through (iii) as available on the Escrow Account from time to time (herein collectively referred to as the “Escrow Balance”), shall secure any claims of the Purchaser against the Sellers pursuant to Secs. 7 through 11 and 14 para. 6 (herein collectively referred to as the “R&W Claims”). The Sellers and the Purchaser shall irrevocably instruct the Escrow Agent at Closing to disburse the Escrow Balance as laid down in the escrow agreement a draft of which is attached to this Agreement as Exhibit 3.3 (b) (herein referred to as the “Escrow Agreement”). The Escrow Balance shall be released from the Escrow Account on the expiry of the limitation period set out in Sec. 13 para. 1 (e) or such other date as agreed between the Parties or as set out in this Agreement or in the Escrow Agreement.

(c)	The Purchaser shall pay the Net Purchase Price less the Escrow Amount, i.e. an amount of EUR 78,112,917.34 (seventy-eight million one-hundred and twelve thousand nine-hundred and seventeen euro and thirty-four cent), by wire transfer free of charges to the following bank account of Seller 1, Seller 2 and Seller 3 (or to such other account as notified by the Sellers’

Representative to the Purchaser no later than five (5) Business Days prior to the respective payment date) with debt releasing effect vis-à-vis all Sellers:
Account no. 110114501
IBAN DE 95 5022 0200 0110 1145 01
at LGT Bank in Liechtenstein & Co. OHG
in Frankfurt/Main
BIC BLFLDEFF,
(herein referred to as the “Sellers’ Account”).
Sec. 4
Closing
1.	The Parties shall effect the consummation of the Transaction (herein referred to as the “Closing”) on the last Business Day in the month in which the Closing Condition set out in para. (a) has been satisfied or on such other date mutually agreed by the Sellers’ Representative and the Purchaser (herein referred to as the “Closing Date”), provided, however, that on such Closing Date all other Closing Conditions have been satisfied or waived. “Closing Conditions” shall be the following conditions precedent (aufschiebende Bedingungen):
(a)	The European Commission has, to the extent legally required, approved the Transaction. For the purpose of this provision, the approval by the European Commission (herein referred to as the “Merger Clearance”) shall be deemed to have occurred on the date (i) when the European Commission has declared the Transaction to be compatible with the common market pursuant to Articles 6 (1) (b), 8 (1) or 8 (2) of the Council Regulation (EC) No. 139/2004 (herein referred to as the “EC Merger Regulation”), or (ii) has not issued a decision within the required deadlines with the consequence that the Transaction is being deemed compatible with the common market pursuant to Article 10 (6) of the EC Merger Regulation.

(b)	No Statement (i) is at the signing of this Agreement (herein referred to as the “Signing”) incomplete, misleading or incorrect, or (ii) would be at the Closing Date – assumed that such Statement would be made as of the Closing Date – incomplete, misleading or incorrect or, in each case (i) and (ii) such incomplete, misleading or incorrect Statement has not lead and is not likely to lead to damages to the Purchaser or the Companies of at least EUR 10,000,000 (ten million euro) and has not had and is not likely to have a negative impact on the EBIT of the Companies of at least EUR 1,000,000 (one million euro) (herein referred to as the “Material Adverse Effect”).

(c)	(i) The Sellers have duly performed and complied with all of their covenants and obligations in this Agreement required to be so performed or complied with by them on or prior to the Closing Date, or, if not so, (ii) such failure of the Sellers to duly perform and comply with such covenants and obligations has not lead to, and not is likely to lead to, a Material Adverse Effect.

(d)	The reimbursement under Sec. 5 is not likely, from the view of a prudent businessman (ordentlicher Kaufmann), to exceed the limitation set out in Sec. 5 para. 2a.
2.	The Purchaser may waive any or all of the Closing Conditions except for the Closing Condition set out in para. 1 (a).

3.	Closing shall take place at 10:00 a.m. local time at the offices of Milbank, Tweed, Hadley and McCloy LLP, Munich, or at such other time or place as the Sellers’ Representative and the Purchaser may determine.

4.	At Closing, the Parties shall carry out the following actions (herein referred to as the “Closing Events”) and – regardless of the order of the Closing Events set out below – each Closing Event shall only be deemed to have been carried out once all Closing Events have been carried out:
(a)	The Sellers shall deliver to the Purchaser resignation letters or offers to resign, as the case may be, in accordance with Exhibits 4.4 (a) (1) and (2) and effective as of the Closing, of the following members of
aa)	the supervisory board (Aufsichtsrat) of the Company:

— Mr. Jürgen Venhofen and (resignation letter)

— Dr. Andreas Oldenbourg (resignation letter).

Mr. Helmut Schmitt is prepared to serve for at least another two years as member of the Supervisory Board;

bb)	the supervisory board of DNS Network Technologies A/S, Denmark:

— Mr. Ole Norgaard (offer to resign)

cc)	the supervisory board of DNS Finland Oy:

— Mr. Marten Aspelin (offer to resign)

dd)	the supervisory board of Digital Network Services Norway AS:

— Mr. Vister Yohan Henrik (offer to resign)

ee)	the supervisory board of Digital Network Services Sweden AB:

— Ms. Viktoria Svedeback (offer to resign).
(b)	The Managing Shareholders shall execute new employment and bonus agreements as members of the managing board of the Company in accordance with Exhibit 4.4 (b) (1) and (2).

(c)	The Sellers shall terminate, with effect as of Closing and without such terminations resulting in any liability, cost or other obligation of any of the Companies (except for the repayment of the nominal amount of the Silent Participation and the interest accrued thereon until Closing Date), all agreements between any Company of the DNS Group and IKB, IKB Mezzanine GmbH & Co. KG or any of their affiliates (verbundene Unternehmen), including but not limited to the silent participation agreement with IKB (formerly: IKB Mezzanine GmbH & Co. KG) dated 9 February 2004, which shall be terminated by IKB on Closing as set forth in Exhibit 4.4 (c), and the shareholders’ agreement with IKB dated 9 February 2004.

(d)	The Sellers, the Purchaser and the Escrow Agent shall sign the Escrow Agreement.

(e)	The Purchaser shall pay the Net Purchase Price in accordance with Sec. 3. para 3.
5.	The Parties shall execute a closing protocol to confirm that (i) all Closing Conditions have been fulfilled or waived, (ii) all Closing Events have been carried out and (iii) Closing has occurred.

Sec. 5
Financial Guarantees
1.	The Sellers hereby guarantee to the Purchaser, subject to the requirements and limitations provided in this Sec. 5, by way of an independent promise of guarantee (selbständiges Garantieversprechen) in accordance with Sec. 311 para. 1 BGB that as of the Closing Date (i) the Working Capital does not fall short of the amount indicated as “Working Capital Target” in Exhibit 5.1 for the respective date and (ii) the Net Assets do not fall short of EUR 44,004,260 (forty-four million four thousand two-hundred and sixty euro), it being understood that such guarantee shall not constitute a quality guarantee concerning the object of the purchase within the meaning of Sec. 444 BGB (Garantie für die Beschaffenheit der Sache).

2.	The Sellers shall reimburse, at the Purchaser’s discretion, the Purchaser or any of the Companies on a euro per euro basis for the higher amount of (i) any shortfall of the Working Capital and (ii) any shortfall of the Net Assets under para. 1. Any amount payable under the forgoing sentence 1 shall carry interest of seven (7) % p.a. from the Closing Date and shall be paid by wire transfer free of charges to an account of the Purchaser or of any of the Companies (to be notified to the Sellers’ Representative by the Purchaser no later than three (3) Business Days prior to such payment) within ten (10) Business Days after the Financial Guarantees Calculation has become final and binding upon the Parties in accordance with this Sec. 5. This para. 2 shall constitute a conclusive system of regulations pursuant to Sec. 311 para. 1 BGB applying exclusively and exhaustively should the guarantee given in the above para. 1 be incomplete or incorrect.

2a.	The aggregate amount of all claims under this Sec. 5 shall be limited to EUR 40,000,000 (forty million euro).

3.	For claims under para. 2, the Sellers shall be liable as several debtors (Teilschuldner) pro rata their respective shareholding set forth in para. 4 of the Recitals (herein referred to as the “Quota”), provided that among each other, the Other Sellers shall be liable as joint debtors (Gesamtschuldner).

4.	“Working Capital” shall be the aggregate amount of the inventories and the trade receivables within the meaning of Sec. 298 para. 1 in conjunction with Sec. 266 para. 2 lit B I no. 1 through no. 3 and II no. 1 HGB as reflected in the Financial Guarantees Calculation. “Net Assets” shall be the net assets (Eigenkapital) within the meaning of Sec. 298 para. 1 in conjunction with Sec. 266 para. 3 lit A HGB, including the Silent Participation and disregarding the interest accrued thereon until and including Closing Date, as reflected in the Financial Guarantees Calculation. For the avoidance of doubt, the termination of the Silent Participation pursuant to Sec. 4 para. 4 (c) and its repayment shall not be accounted for as a reduction of the Net Assets as per Closing Date for the purpose of this Sec. 5.

5.	The Working Capital and the Net Assets shall be determined in accordance with para. 4 and on the basis of the audited, if so required by the Purchaser, consolidated group financial statements (balance sheet, profit and loss accounts and notes (Anhang) thereto) of the Company for the DNS Group as of the Closing Date together with (i) a statement listing the Working Capital and the Net Assets and (ii) a further explanation of the individual line items which are included under the Working Capital and the Net Assets (herein referred to as the “Financial Guarantees Calculation”).

6.	Unless expressly stated otherwise in this Agreement, the Financial Guarantees Calculation shall be
(i)	calculated using amounts as of the Closing Date (or as of 31 December 2005, if Closing occurs on 30 December 2005) and

(ii)	prepared in accordance with the accounting principles set forth in Exhibit 5.6 (herein referred to as the “Accounting Principles”) and, to the extent not conflicting with the Accounting Principles, generally accepted principles of accounting in preparation of annual accounts in Germany, as applicable on the Closing Date (or on 31 December 2005, if Closing occurs on 30 December 2005), and subject to utilizing and continuing the same capitalization, election rights, valuation and consolidation principles and the same interpretation of the accounting forms (Kontenrahmen) and line items (Bilanzstellen) consistently applied by the Company (herein referred to as the “German GAAP”, German GAAP and the Accounting Principles collectively as the “Financial Guarantees Calculation Rules”).
7.	The Sellers shall until the Closing Date and the Purchaser after the Closing Date see to it (stehen dafür ein) that the Financial Guarantees Calculation shall be prepared by the Company for the DNS Group and, if the Purchaser so requires, no later than five (5) business days following receipt of the Financial Guarantees Calculation, upon instruction by the Sellers be audited (mit Prüfungsvermerk versehen) by Ernst & Young AG Wirtschaftsprüfungsgesellschaft (herein referred to as the “Sellers’ Financial Guarantees Auditor”). The Sellers shall until the Closing Date and the Purchaser shall after the Closing Date, use their best efforts that the management of each of the Companies effectively assists the Sellers’ Financial Guarantees Auditor in the review and the audit of the Financial Guarantees Calculation, in particular by providing all information and documentation that (i) is relevant for reviewing the Financial Guarantees Calculation and (ii) has been reasonably requested by the Sellers’ Financial Guarantees Auditor. The Financial Guarantees Calculation shall be delivered by the Sellers’ Financial Guarantees Auditor to the Purchaser and KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, Frankfurt am Main, (herein referred to as the “Purchaser’s Financial Guarantees Auditor”) no later than thirty (30) days (or sixty (60) days, if Closing occurs on 30 December 2005) after the Closing Date. The Purchaser’s Financial Guarantees Auditor shall have the right, but not be obliged, to participate in the preparation of the Financial Guarantees Calculation by the Company and to observe such preparation as well as the auditing of the Financial Guarantees Calculation by the Sellers’ Financial Guarantees Auditor.

8.	The Managing Shareholders shall provide all necessary assistance to the Purchaser’s Financial Guarantees Auditor and the Sellers shall provide access to all relevant documentation necessary for the purpose of reviewing the Financial Guarantees Calculation, including the working papers of the Sellers’ Financial Guarantees Auditor subject to the Purchaser executing a release letter on reasonable terms which is to be submitted to the Sellers’ Financial Guarantees Auditor for the release of the working papers. The calculation of the Working Capital and the Net Assets existing as on the Closing Date (or as of 31 December 2005, if Closing occurs on 30 December 2005) shall be based on the Financial Guarantees Calculation, unless the Purchaser provides the Sellers’ Representative within thirty (30) days after the receipt of the Financial Guarantees Calculation or, if the Purchaser so requires, of the audit report issued by the Sellers’ Financial Guarantees Auditor, with a written report asserting that the Financial Guarantees Calculation received from the Sellers’ Financial Guarantees Auditor does not meet the provisions of this Agreement together with a statement specifying (i) his objections and (ii) listing the individual items Working Capital and Net Assets (herein referred to as the “Revised Financial Guarantees Calculation”). If the Revised Financial Guarantees Calculation is not provided in accordance with the foregoing sentence, then the Financial Guarantees Calculation shall be final and binding, subject to Sec. 319 BGB, on the Parties.

9.	The Sellers’ Financial Guarantees Auditor shall receive all necessary assistance and shall be given access to the management of the Companies and to all documentation relevant for reviewing the Revised Financial Guarantees Calculation, including the working papers of the Purchaser’s Financial Guarantees Auditor subject to the Sellers’ Representative executing a release letter at reasonable terms which is to be submitted to the Purchaser’s Financial Guarantees Auditor for the release of the working paper. If no written objections are raised by the Sellers’ Representative within ten (10) days following the receipt of the Revised Financial Guarantees Calculation, then the Revised Financial Guarantees Calculation shall be final and binding, subject to Sec. 319 BGB, on the Parties.

10.	If, after the Sellers’ Representative having raised in time and due form his objections against the Revised Financial Guarantees Calculation, the Sellers’ Representative and the Purchaser cannot agree on the changes to the Revised Financial Guarantees Calculation within ten (10) days following the receipt of the Objections, each of the Sellers’ Representative and the Purchaser shall be entitled to request PricewaterhouseCoopers AG, Munich branch, to act as an expert (Schiedsgutachter) (herein referred to as the “Financial Guarantees Calculation Expert”) to determine the correct amount of the Working Capital and the Net Assets existing on the Closing Date (or on 31 December 2005, if Closing occurs on 30 December 2005), if and to the extent such positions are in dispute between the Sellers’ Representative and the Purchaser.

11.	The Financial Guarantees Calculation Expert shall decide on the issues in dispute in accordance with the principles set out in Sec. 5.6 and in making its calculation of the correct amount of the matters in dispute, the Financial Guarantees Calculation Expert shall be bound by those items or amounts in the Revised Financial Guarantees Calculation in respect of which no Objections were raised or on which the Sellers’ Representative and the Purchaser have agreed in writing after a notice of Objections; accordingly, the Financial Guarantees Calculation Expert shall only review those items or amounts in the Revised Financial Guarantees Calculation as to which the Sellers’ Representative and the Purchaser disagree. The final decision of the Financial Guarantees Calculation Expert must not fall beyond or outside of the position taken by the Sellers’ Representative and the Purchaser. The Financial Guarantees Calculation Expert shall give the Sellers’ Representative and the Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of the Sellers’ Representative and the Purchaser and their respective advisors. The Financial Guarantees Calculation Expert shall give reasons for its decision and on all issues which are in dispute between the Sellers’ Representative and the Purchaser.

12.	The Sellers and the Purchaser shall bear the Financial Guarantees Calculation Expert’s costs and expenses as the Financial Guarantees Calculation Expert may determine in accordance with Sec. 91 German Civil

Procedural Code (Zivilprozeßordnung). The Financial Guarantees Calculation as determined by the Financial Guarantees Calculation Expert shall be final and binding on the Parties subject to Sec. 319 BGB.

13.	For the purposes of the Financial Guarantees Calculation, circumstances existing on the Closing Date (or on 31 December 2005, if Closing occurs on 30 December 2005) but discovered only thereafter (wertaufhellende Tatsachen) shall be taken into consideration until the Financial Guarantees Calculation becomes final and binding in accordance with this Sec. 5.
Sec. 5a
Purchaser’s Guarantees, Guarantor
1.	The execution and delivery of this Agreement and the due consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of the Purchaser enforceable in accordance with its terms.

2.	Except for the Merger Clearance no authorization of any governmental authority (Behörde) is required in connection with the Transaction by the Purchaser, except for such actions of any governmental authority the failure of which to be obtained or made will not materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of the Transaction.

3.	The Guarantor hereby irrevocably guarantees to the Sellers the due and punctual performance of any payment obligations of the Purchaser under or in connection with this Agreement. The Guarantor hereby waives any rights which it may have to require the Sellers to proceed first against or claim payment from the Purchaser, so that as between the Sellers and the Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to fulfill any payment obligation of the Purchaser under or in connection with this Agreement jointly and severally with the Purchaser. If and to the extent the Purchaser assigns its obligations hereunder pursuant to Sec. 16, this guarantee shall apply mutatis mutandis to the payment obligations of such assignee.

Sec. 6
Earn-out

1.	(a)	The Managing Shareholders shall be entitled to an earn-out payment (herein referred to as the “Earn-Out”) in accordance with the consolidated earnings before interest and tax of DNS Group as calculated in accordance with Exhibit 6.1 (a) (herein referred to as the “EBIT”) for the period from 1 January 2006 through 31 December 2007 (herein referred to as the “Earn-Out Period” and the EBIT for the Earn-Out Period as the “Earn-Out EBIT”).
(b)	The Earn-Out shall be 6.115 % of the balance amount of (i) the Earn-Out EBIT divided by two and multiplied by six (6) less (ii) the Earn-Out Period Net Debt, that is:
(c)	“Earn-Out Period Net Debt” shall be the balance amount of Financial Debt less Cash, each as defined in Exhibit 6.1 (c) and as set forth in the Earn-Out Financial Statements.

(d)	The amount of the Earn-Out according to this para. 1 (herein referred to as the “Adjustment Amount”) shall not exceed 200 % of the Earn-Out Amount (herein referred to as the “Maximum Adjustment Amount”).

(e)	In the event and to the extent that the Purchaser takes any actions or causes the Companies to take any actions affecting the Earn-Out to the disadvantage of the Managing Shareholders there will be an equitable adjustment to the Earn-Out (e.g. for investments made without a corresponding return during the Earn-Out Period or for any financing taken up by any of the Companies, which is not directly used for the business of the DNS Group).

(f)	In the event that the Purchaser, or any company affiliated with the Purchaser other than any of the Companies, levies a management fee on the Company (including the salary of any additional member of the managing board (Vorstand) of the Company appointed by the Purchaser, if any) or on a Subsidiary without providing services of equivalent value to the Company or to the Subsidiaries, such management fee shall not be taken into account for the determination of the Adjustment Amount.

(g)	Each of the Managing Shareholders shall, except in cases of para. 2, be entitled to 50 % of the Adjustment Amount.

2.	(a)	For each Managing Shareholder who ceases to be a member of the managing board (Vorstand) of the Company for a Good Reason as specified in Exhibit 6.2 the Adjustment Amount amounts to 50 % of the Maximum Adjustment Amount.
(b)	For each Managing Shareholder who ceases to be a member of the managing board (Vorstand) of the Company for a Bad Reason as specified in Exhibit 6.2 the Adjustment Amount amounts to zero (0).

(c)	For each Managing Shareholder who ceases to be a member of the managing board (Vorstand) of the Company due to his death or permanent disability (Berufsunfahigkeit) within the meaning of Sec. 240 (2) German Social Security Code Part VI (SGB VI) the Adjustment Amount amounts to 25 % of the Maximum Adjustment Amount.

3.	(a)	The Managing Shareholders shall procure (and the Purchaser shall allow so) that the Company prepares the consolidated balance sheet and the consolidated profit and loss statement for the DNS Group for the Earn-Out Period, (herein referred to as the “Earn-Out Financial Statements”).
(b)	The Earn-Out EBIT and the Earn-Out Period Net Debt shall each be calculated and stated in the Earn-Out Financial Statements. The Earn-Out Financial Statements shall be prepared in accordance with the Financial Guarantees Calculation Rules and calculated using average amounts of the twenty-four (24) monthly amounts of the Earn-Out Period for the Earn-Out Net Debt and amounts as of 31 December 2007 for all other items of the Earn-Out Financial Statements.

(c)	The Managing Shareholders shall ensure (and the Purchaser shall allow so) that, within three months following the end of the Earn-Out Period, the Company shall submit to the Purchaser the reports issued with the unqualified opinion by the Company’s auditor (currently Ernst & Young AG Wirtschaftsprüfungsgesellschaft) addressed to the Purchaser and to the Managing Shareholders and stating that the Earn-Out Financial Statements have been prepared in accordance with this para. 3 and that the Earn-Out EBIT and the Earn-Out Period Net Debt have each been calculated in accordance with Exhibits 6.1 (a) and (c) and the Financial Guarantees Calculation Rules (herein referred to as the “Earn-Out Auditor’s Statement”).
4.	Within thirty (30) days following the receipt of the Earn-Out Auditor’s Statement (herein referred to as the “Earn-Out Objection Period”), the Managing Shareholders (acting jointly, except if the other Managing Shareholder has ceased to be a member of the managing board (Vorstand) of the Company) or the Purchaser may object to the Earn-Out Auditor’s Statement in writing to the respective other Parties, thereby specifying in detail the reason for the objection. If the Managing Shareholders (acting jointly, except if the other Managing Shareholder has ceased to be a member of the managing board (Vorstand) of the Company) and the Purchaser do not agree within further thirty (30) days on such objection, the Earn-Out EBIT and the Earn-Out Period Net Debt, upon request of either the Managing Shareholders (acting jointly, except if the other Managing Shareholder has ceased to be a member of the managing board (Vorstand) of the Company) or the Purchaser, shall be determined by PricewaterhouseCoopers AG, Munich branch, (herein referred to as the “Earn-Out Expert”) with final and binding effect.
(a)	The Earn-Out Expert shall act as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter).

(b)	The Earn-Out Expert shall be bound by those items upon which the Managing Shareholders and the Purchaser have agreed. In his decision on the points in dispute the Earn-Out Expert shall not go beyond the range of differences of opinion between the Managing Shareholders and the Purchaser concerning each individual item.

(c)	The Earn-Out Expert shall also award the costs of the decision in accordance with the outcome of the decision and the initial positions of the Managing Shareholders and the Purchaser, respectively.

(d)	The Earn-Out Expert shall be required to determine the matters in dispute within six weeks of his appointment.
5.	The Earn-Out Expert shall be given full access to the books and records of the Company and the Subsidiaries, and the Managing Shareholders and the Purchaser, as the case may be, shall procure that the Earn-Out Expert is provided with all necessary information as requested by the Earn-Out Expert.

6.	At the 10th Business Day after the Earn-Out EBIT and the Earn-Out Period Net Debt have become binding upon the Managing Shareholders and the Purchaser by (i) expiry of the Earn-Out Objection Period, (ii) subsequent agreement among the Managing Shareholders and the Purchaser, or (iii) decision of the Earn-Out Expert, the Purchaser shall pay to the Managing Shareholders by wire transfer to the following bank account of the Managing Shareholders the Adjustment Amount, if any:
Account no. 41102-0001
at B. Metzler seel. Sohn&Co. KGaA
BLZ: 502 307 00,
(herein referred to as the “Managing Shareholders’ Account”).
7.	In the event that, at the time of payment of the Adjustment Amount pursuant to para. 6, a judicial or arbitrational proceeding (gerichtliches oder schiedsgerichtliches Verfahren) with regard to a R&W Claim is pending between the Purchaser and one or more of the Sellers and to the extent such R&W Claim exceeds, or can be reasonably expected to exceed, the Escrow Balance, the Adjustment Amount payable under para. 6 shall be reduced by the Additional Escrow Amount, and the Additional Escrow Amount shall be paid to the Escrow Account. The “Additional Escrow Amount” shall amount to 20 % of the Adjustment Amount but shall be no more than 20 % of the Earn-Out Amount.
Sec. 7
Sellers’ Guarantees
1.	The Sellers hereby guarantee to the Purchaser, subject to the requirements and limitations provided in Sec. 8 or otherwise in this Agreement, by way of an independent promise of guarantee (selbständiges Garantieversprechen) in accordance with Sec. 311 para. 1 BGB (herein referred to as the “Guarantees”) that the statements set forth in Exhibit 7.1 (herein referred to as the “Statements”) are complete, correct and not misleading as of the Signing and, unless expressly stated differently, as of the Closing, it being understood that such statements shall not constitute a quality guarantee concerning the object of the purchase within the meaning of Sec. 444 BGB (Garantie für die Beschaffenheit der Sache).
2.	The Sellers shall be liable as joint debtors (Gesamtschuldner) for R&W Claims if and to the extent such claims can be settled from the Escrow

Account and, in excess of such amounts, as several debtors (Teilschuldner) among each other pro rata their shareholdings as set forth in para. 4 of the Recitals.

3.	(a)	The Escrow Balance serves as collateral for any possible R&W Claims, irrespective of the fact that the Sellers shall be liable as several debtors for certain claims as set out in para. 2.

	(b)	The Purchaser shall be entitled to make a R&W Claim directly against the Sellers only to the extent such claim is based on willful misconduct (vorsätzliches Handeln) or deceit (arglistige Täuschung), or cannot be settled by payment from the Escrow Account. For the avoidance of doubt, the foregoing shall not restrict the Purchaser’s right to claim payment from the Escrow Account for all possible R&W Claims.

	(c)	A R&W Claim which can only be made against a certain Seller individually, shall not be settled by payments from the Escrow Account in excess of the respective Seller’s portion thereof pro rata to his Quota.

4.	(a)	The liability of IKB for all R&W Claims shall, subject to (vorbehaltlich) (b) cc), (c) and (d), exclusively be settled by payments from the Escrow Account and in the aggregate be limited to the aggregate amount of (i) the Escrow Amount and (ii) the Additional Escrow Amount, if any, (such aggregate amount herein referred to as the “Total Escrow Amount”). R&W Claims against IKB which are based on a Statement set forth in Sec. I of Exhibit 7.1 are, in excess of the Total Escrow Amount, in the aggregate limited pro rata to IKB’s Quota.

	(b)	R&W Claims can, to the extent such claims exceed the Total Escrow Amount, only be asserted
aa)	against the Other Sellers if such claims are based on a Statement set forth in Secs. II paras. 1.2 through 1.11, 7 or 8 of Exhibit 7.1 or on Secs. 10 or 11, however, in the aggregate limited to an amount of 200 % of the Total Escrow Amount;

bb)	against the Other Sellers if such claims are based on Sec. 9 or on a Statement set forth in Sec. II para. 1.1 or 11 of Exhibit 7.1, however, in the aggregate limited to 74.9 % of the aggregate amount of (i) the Net Purchase Price and (ii) the Additional Escrow Amount, if any, (such aggregate amount herein referred to as the “Increased Net Purchase Price”); or

cc)	against the Sellers if such claims are based on a Statement set forth in Sec. I of Exhibit 7.1, however, in the aggregate limited to the Increased Net Purchase Price.
(c)	All R&W Claims shall, in respect of the entirety of the Sellers, in the aggregate be limited to the Increased Net Purchase Price.

(d)	For the avoidance of doubt, the limitations of the liability amounts provided for in this para. 4 shall take into account the amounts payable to settle all other R&W Claims, if any.

(e)	No limitation shall apply if and to the extent R&W Claims are based on willful misconduct (vorsätzliches Handeln) or deceit (arglistige Täuschung) attributable to the respective Seller.
Sec. 8
Remedies
1.	Should any of the Statements turn out to be inaccurate, the Purchaser shall inform the Sellers’ Representative hereof in reasonable detail without undue delay after knowledge hereof. The Sellers shall, by way of specific performance (Erfüllung), put the Company, the respective Subsidiary or the Purchaser, as the case may be, in the position the Purchaser, the respective Subsidiary or the Company would have been in, had the Statement been accurate. If the Purchaser’s demand for specific performance is not fully met within a reasonable period but in any case within one month upon receipt of the demand, or, as the case may be, if the Sellers refuse specific performance, the Purchaser is entitled to demand damages to be paid, at the Purchaser’s discretion, to the Purchaser or any of the Companies. In the event that the Purchaser fails to comply with its obligations under the first sentence of this para. 1, any respective claims by the Purchaser shall only be excluded if and to the extent the Sellers have been prejudiced from such failure.
2.	Secs. 439 para. 3, 275 paras. 2 and 3 BGB (German Civil Code, “BGB”) apply with the proviso that the Sellers shall only be obliged to specific performance if and to the extent such (partial) specific performance does not lead to costs, expenses or any other financial exposure for the Sellers in an aggregate amount exceeding the amount of damages otherwise payable.

3.	Claims against the Sellers under or in connection with this Agreement shall cover indirect or consequential damages (Folgeschäden) and loss of profit (entgangener Gewinn) (herein collectively referred to as “Indirect Damages”). However, claims against the Sellers for Indirect Damages at the level of the Purchaser shall be limited to an amount equal to six (6) times the amount that would be covered if such Indirect Damages had occurred at the level of the DNS Group. However, Indirect Damages at the level of the DNS Group shall not be limited in accordance with the foregoing sentence. For the avoidance of doubt, limitations according to other provisions of this Agreement (in particular according to Secs. 7 para. 4 and 8 para. 4) shall also apply in respect of any claims for Indirect Damages.
4.	The Purchaser shall have claims against the Sellers under Secs. 7, 8, 10 and 11 only if and to the extent that the individual claim or a series of connected claims exceeds an amount of EUR 100.000 (one-hundred thousand euro) and, in addition, only if the aggregate of such claims exceeds EUR 2,000,000 (two million euro) (herein referred to as the “Threshold”). In case the Threshold is exceeded, the Purchaser is entitled to bring all individual claims exceeding EUR 100.000 in their entire amounts (Freigrenze). The foregoing shall not apply to any claims based on the Statements set out in Secs. I or II para. 1.1, 10 or 11 of Exhibit 7.1.
5.	The right of the Purchaser to claim for losses or damages under Secs. 7 and 8 shall be excluded if and to the extent the information about the event, that causes the loss or the damage, has been specifically and fully disclosed to the Purchaser in this Agreement or in the Exhibits. Sec. 442 BGB does not apply.
6.	No limitation provided for in this Agreement shall apply in favor of a Seller, if such Seller has acted intentionally (vorsätzlich) or has committed willful deceit (arglistige Täuschung).
7.	The Parties are in agreement that Secs. 7 and 8 shall constitute a conclusive system of regulations pursuant to Sec. 311 para. 1 BGB applying exclusively and exhaustively should any of the Guarantees be incomplete or incorrect and that the Guarantees shall be construed as independent guarantees (selbständige Garantieversprechen). Nothing in this Agreement shall be construed as quality guarantee (Beschaffenheitsgarantie) within the meaning of Sec. 444 BGB.
8.	Unless expressly stated otherwise in this Agreement, all statutory rights (gesetzlich begründete Ansprüche) of the Parties, including, but not limited to, subsequent performance (Nacherfüllung) or reduction of purchase price, rescission (Rücktritt), damages for non-performance, damages for incorrect statements during negotiations (culpa in contrahendo), avoidance of this Agreement due to the lack of substantial qualities (Anfechtung wegen des Fehlens einer wesentlichen Eigenschaft) or rescission or adjustment of this Agreement because of the lack of substantial elements (Wegfall der Geschäftsgrundlage) are expressly excluded, save for claims based on intentional acts (Vorsatz) or willful deceit (arglistige Täuschung) of the respective other party, provided that these latter claims may, however, not be satisfied out of the Escrow Account in excess of the portion attributable to the respective Seller pro rata to his Quota.
9.	All remedies, including the claim for specific performance under this Agreement, shall be cumulative and not alternative, except as expressly agreed to the contrary between the Parties. The Purchaser, however, shall not be entitled to any R&W Claim to the extent that the fact or circumstance giving rise to such R&W Claim has resulted in a payment to the Purchaser or to any of the Companies pursuant to Sec. 5.2. However, any exclusion of a R&W Claim according to the foregoing sentence shall in the aggregate be limited to such amount paid pursuant to Sec. 5.2. For the avoidance of doubt, the Purchaser shall be entitled to claim a specific amount on the basis of a R&W Claim or Sec. 5.2 only once even if the fact or circumstance giving rise to such R&W Claim or claim under Sec. 5.2 would entitle him to claim such identical amount under more than one provision of this Agreement.
Sec. 9
Tax Indemnity
1.	“Taxes” shall include all kinds of (i) taxes (Steuern), including corporate income tax, solidarity surcharge, trade tax, withholding tax, state tax, stamp duty, custom duty, registration tax, wealth tax, wage tax, value added tax, liability for third parties (Haftungssteuern), tax advances and auxiliary obligations (steuerliche Nebenleistungen), or similar assessments or charges within the meaning of Section 3 para. 1 to 4 AO, similar taxes, tax advances and auxiliary obligations levied by foreign authorities, or tax equivalents, including federal, statutory, and governmental duties and any other form of taxation, levy, duty, charge, surcharge, contribution, withholding or impose of whatever nature imposed by any German or foreign authority and any payments made to any other party pursuant to a tax allocation, sharing, indemnity or similar arrangement together with any interest, penalty, cost or expenses or addition to tax or additional amounts levied or imposed by any Tax Authority with respect to such amounts, no matter how they are levied or determined and (ii) all social security charges and contributions (Sozialversicherungsbeiträge) and public dues (öffentliche Abgaben) including any fine, penalty, surcharge, or interest relating thereto.
2.	“Tax Authority” shall mean any authority, body, agency or official competent to impose any liability in respect of Taxes or responsible for the administration or collection of Taxes or the enforcement of any law in relation to Taxes.
3.	Without prejudice to any of the Purchaser’s rights under this Agreement (in particular under Secs. 7 and 8), the Sellers shall indemnify and hold the Purchaser and/or, at the Purchaser’s discretion, any of the Companies harmless against any liability for Taxes (as defined in para. 1) payable by the Company or a Subsidiary which are attributable to any taxable period or portion thereof (based on an “as-if assessment”) ending on or before the Closing Date regardless of whether the respective Tax is due on, before or after the Closing Date. In case of an as-if-assessment, i.e. in case of any taxable period beginning before and ending after the Closing Date, the Tax which shall be deemed payable for and related to the portion of the taxable period ending on the Closing Date shall be equal to
(i)	the amount that would be payable if the taxable period ended on the Closing Date, or

(ii)	in cases in which an allocation pursuant to (i) is not possible, the amount of Taxes for the entire taxable period multiplied by a fraction in which the numerator is the number of days in the portion of the taxable period ending on the Closing Date and the denominator is the number of days in the entire taxable period.
4.	If and to the extent a Tax liability is accounted for or a Tax accrual is made for Taxes in the Financial Guarantees Calculation binding on the Parties pursuant to Sec. 5, if and to the extent such accruals are consistent with past practice, the Purchaser shall be prevented from claiming indemnification under this Sec. 9 with respect to such Tax.
5.	Payments to be made by the Sellers pursuant to para. 3 shall be made within ten (10) business days following the written notice by the Purchaser or the respective Company but not before the underlying liability for Taxes against the Company or the Subsidiary has become payable.
6.	The Parties agree that all Payments made by the Sellers pursuant to para. 3 constitute adjustments to the Purchase Price (as concerns the Sellers, only the portion of the Purchase Price attributable to the Sellers shall be adjusted) and to the extent permitted by applicable tax law are also to be treated as such adjustments for tax purposes.
7.	If and to the extent that a specific circumstance which triggers Taxes for which the Sellers have indemnified the Purchaser and/or any of the Companies pursuant to para. 3 (hereinafter referred to as a “Taxable Event”) results (i) in savings (including but not limited to savings resulting from timing differences (Phasenverschiebungen), such as extension of any amortization or depreciation periods or higher depreciation allowances) of Taxes or (ii) in a decrease of Taxes payable by another of the Companies (the amount of Taxes from (i) and (ii) hereinafter referred to as “Tax Savings”) relating to any taxable period or portion thereof commencing after the Closing Date, such Tax Savings shall be paid to the respective Sellers within ten (10) business days following the cash effective receipt by the Company or the relevant Subsidiary, provided, however, that no Tax Saving shall be paid if and to the extent that the Tax Saving resulting from the Taxable Event exceeds the Taxes triggered by the Taxable Event.
8.	The Sellers and the Purchaser shall fully and reasonably cooperate in connection with the preparation and making of all Tax returns relating in whole or in parts to periods ending on, prior to or including the Closing Date.
Sec. 10
Environmental Indemnity
1.	The Sellers shall, subject to the provisions in this Sec. 10, indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Companies from and against all Pre-Closing Environmental Liabilities.

2.	(a)	“Clean-up Standard” shall mean the lowest cost alternative if such alternative (i) is commercially reasonable and available, and (ii) is acceptable to the Environmental Authority with jurisdiction over such matters and according to applicable Environmental Laws.

	(b)	“Environmental Authority” shall mean any European Union, federal, national, state, regional, county, local or other authority and whose jurisdiction extends in whole or in part to Hazardous Materials or Environmental Laws.

	(c)	“Environmental Laws” shall mean, as in effect on the date of Signing (herein referred to as the “Signing Date”), any laws, statutes, rules,

regulations, directives, decisions, recommendations, codes, ordinances, plans, permits, injunctions, judgments, orders, decrees, rulings and charges of, issued, promulgated or entered into by or with any governmental authority of any country where the DNS Group exercises its business concerning or relating to pollution or protection of the environment, natural resources, or public health and safety, employee and/or worker health and safety, or concerning or relating to any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, migration or cleanups of, or exposure to, Hazardous Materials in or into ambient air, surface water, ground water, soil, subsoil or lands or other-wise concerning or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
(d)	“Environmental Matters” shall mean any matter existing prior to or at Closing relating to (i) pollution or contamination or protection of the soil, the air, ground water, surface water or land surface by Hazardous Materials, (ii) any liabilities arising under any Environmental Law, (iii) any violation of, failure to comply with, or liability under (whether contingent or not), any Environmental Law or Permit required by Environmental Law.

(e)	“Hazardous Materials” shall mean (i) any contaminant, pollutant, waste, toxic or hazardous substance, hazardous material, hazardous waste, medical waste, biohazards or infectious waste, special waste or any material defined as hazardous or toxic by any Environmental Law; (ii) petroleum, petroleum-based or petroleum-derived products and their breakdown constituents; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic, including, but not limited to, corrosivity, ignitability, radioactivity or explosiveness; (v) asbestos in any form; (vi) methylene chloride, tri-chloroethylene or any chlorinated solvents and their breakdown constituents; or (vii) electricity, heat, vibration, noise, or other radiation which may or is liable to cause harm.

(f)	“Pre-Closing Environmental Liability” shall mean any loss, cost, obligation, requirement, fine, penalty, attorneys fees, witness or consulting fees or any other expense resulting or arising from or relating to any Environmental Matters, Remedial Action, any measures needed to restore the operations of any of the Companies at any location to compliance with Environmental Laws and the requirements of applicable permits at any property formerly or currently owned or operated or used in other ways by any of the Companies on or prior to the Closing Date or that was impacted or affected by such ownership or operation.
(g)	“Remedial Action” shall mean all actions necessary to mitigate, resolve, settle or otherwise address any release or threatened release of Hazardous Material, in each case being consisting of those efforts, programs and equipment reasonably necessary to satisfy the Clean-up Standards.
3.	The Purchaser shall take and shall procure that the Companies take reasonable steps to avoid or mitigate any Pre-Closing Environmental Liabilities which may give rise to a claim under this Sec. 10.
4.	If the Purchaser becomes aware of any circumstances which might give rise to a Pre-Closing Environmental Liability for which this indemnity may apply, the Purchaser shall inform the Sellers’ Representative in writing thereof without undue delay and the Purchaser shall take the lead in conducting any Remedial Actions necessary to resolve the subject Pre-Closing Environmental Liability and all such Remedial Actions shall be conducted in consultation with the Sellers’ Representative. The Sellers shall be given access at their own expense to the affected real property and records of the Companies – or their successors, as the case may be – to the extent that such access is reasonably necessary to assess any Pre-Closing Environmental Liability being alleged. The Purchaser may in its discretion choose to allow the Sellers’ Representative at its request to take the lead in conducting any Remedial Actions necessary to resolve the subject Pre-Closing Environmental Liability. In that event, the Sellers’ Representative shall provide the Purchaser with the opportunity to review and provide reasonable comments to any work plans, clean-up plans, site investigations, scope of work or correspondence to any Environmental Authority. The Sellers’ Representative shall take into account such comments by the Purchaser.
5.	For the avoidance of doubt, all costs incurred by the Companies, or by the Purchaser if such costs were incurred by the Purchases for the Companies, in connection with the proceedings referred to in this Sec. 10 shall be borne by the Sellers according to para. 1 above.

Sec. 11
Indemnity for Product Liability
1.	The Sellers shall, subject to the provisions in this Sec. 11, indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Companies from and against all Pre-Closing Product Liabilities.
2.	“Pre-Closing Product Liability” shall mean any loss, cost, expense, obligation, requirement, fine, penalty, attorneys fees, witness or consulting fees or any other expense resulting or arising from or relating to (including, for the avoidance of doubt any own or third-party expense relating to the repair of, replacement of or other action with regard to), (i) any products or services manufactured, sold or delivered by any of the Companies prior to the Closing Date which give rise to product liability or warranty or other claims, (ii) any obligation or liability based on product warranty or product liability existing as of the Closing Date and (iii) any product warranty or product liability claims asserted against any of the Companies for products or services manufactured, sold or delivered by any of the Companies prior to the Closing Date.
3.	The Purchaser shall take and shall procure that the Companies take reasonable steps to avoid or mitigate any Pre-Closing Product Liability which may give rise to a claim under this Sec. 11.
4.	If the Purchaser becomes aware of any circumstances which might give rise to a Pre-Closing Product Liability for which this indemnity may apply, the Purchaser shall inform the Sellers’ Representative in writing thereof without undue delay, and the Purchaser shall take the lead in conducting any actions necessary for the defense against subject Pre-Closing Product Liability, and all such actions shall be conducted in consultation with the Sellers’ Representative. The Sellers shall be given access at their own expense to the records of the Companies – or their successors, as the case may be – to the extent that such access is reasonably necessary to assess any Pre-Closing Product Liability being alleged. The Purchaser may in its discretion choose to allow the Sellers’ Representative at its request to take the lead in actions necessary for the defense against the subject Pre-Closing Product Liability. In that event, the Sellers’ Representative shall provide the Purchaser with the opportunity to review and provide reasonable comments to any defense. The Sellers’ Representative shall take into account such comments of the Purchaser.

Sec. 12
Contest Provisions
1.	The Purchaser shall procure that the Sellers’ Representative is notified without undue delay of any facts and circumstances which may trigger a claim by the Purchaser against the Sellers under Secs. 7 through 11. The Sellers, acting through the Sellers’ Representative are employing their own counsel at their expense and shall be entitled, to the extent such claim is related to a claim of a third party, to consult with the Purchaser with regard to the defense of such claim (including the filing of appeals). In this event, the Purchaser shall procure that the Sellers’ Representative is provided with any information reasonably requested by the Sellers’ Representative relating to such claim and shall take into account all commercially reasonable and practicable suggestions or concerns of the Sellers’ Representative with respect to such claim.
2.	The Purchaser will inform the Sellers’ Representative without undue delay of any forthcoming tax audit regarding any of the Companies for any period or portion thereof ending on or before the Closing Date. The Purchaser shall procure that the Sellers and their advisers are granted the right to participate in all meetings with the tax auditors. The Purchaser shall procure that no agreements with the Tax Authorities are concluded for such period without the prior written consent of the Sellers’ Representative such consent not to be unreasonably withheld.
3.	In the event that the Purchaser fails to comply with its obligations under paras. 1 and 2, any respective claims by the Purchaser shall be excluded to the extent the Purchaser proves that such failure to comply has not prevented the Sellers from an effective defense against such claims.
Sec. 13
Statute of Limitations
1. Any claims and other rights of the Purchaser under this Agreement shall become time-barred
(a)	ten (10) years after the Closing Date if such claim is based on a breach of a Statement made under Secs. I or II para. 1.1 of Exhibit 7.1;

(b)	five (5) years after the Closing Date for claims based on Sec. 10;

(c)	three (3) years after the Closing Date for claims based on Sec. 11;

(d)	six (6) months after the date of the final, non-appealable assessment concerning the respective Tax has expired, with regard to any claims of the Purchaser arising under Sec. 9 or with regard to a breach of a Statement made under Sec. II para. 11 of Exhibit 7.1;

(e)	unless otherwise provided for by paras. (a) through (d), on 30 June 2007 with regard to all other claims based on Secs. 5, 7, 8 and 14 para. 6;

(f)	pursuant to statutory rules on time-limitation (gesetzliche Verjährungsfristen) with regard to all other claims and any other rights of the Purchaser pursuant to or relating to this Agreement.
2.	The expiry period for any claims of the Purchaser under this Agreement shall be tolled (gehemmt) pursuant to Sec. 209 BGB by any timely demand for fulfillment pursuant to this Agreement, provided that the Purchaser commences judicial proceedings within six (6) months after the expiry of the relevant time limitation period as set out in para. 1. To the extent legally permissible, the application of Sec. 203 BGB shall not apply, unless the Purchaser and the Sellers’ Representative agree in writing that the expiry period shall be tolled on the bases of pending settlement negotiations.
Sec. 14
Conduct of Business after Signing
1.	During the period of time from Signing until Closing, the Sellers shall procure, to the extent permissible under applicable law, that the Companies shall conduct their business operations in the ordinary course of business and substantially in the same manner as before and that, in particular, none of the Companies takes any of the actions set out in Exhibit 14.1, unless it has obtained the prior consent of the Purchaser in text form (Textform). Such prior consent shall be deemed to have been obtained if any of the Managing Shareholders has requested the Purchaser to consent to such action by email to ecoleman@arrow.com and cmorris@arrow.com (or to such other emails as previously notified to the Other Sellers’ Representative one week in advance), and the Purchaser has not objected in writing or by email to the Other Sellers’ Representative within two Business Days (for this purpose limited to Business Days on which banks are open for business in New York) following such request.

2.	During the period of time from Signing until Closing, the Sellers shall not, without the prior written consent of the Purchaser, (i) resolve on, or cause the Company to make, any distribution of profits of the Company or (ii) cause the Company to resolve on, or to cause any Subsidiary to make, any distribution of profits of any Subsidiary.
3.	The Parties shall fully co-operate and use all reasonable efforts to ensure that the Merger Clearance occurs without delay after Signing. In particular, they shall provide each other with all information reasonably required. The work on the Merger Clearance is primarily entrusted to the Purchaser who shall take all necessary measures and make all necessary filings without delay. However, the Purchaser shall share and discuss all draft filings and submissions with the Sellers’ counsel prior to filing them with the antitrust authorities. The Purchaser undertakes that appropriate and reasonable remedies will be proposed to the relevant competent antitrust authorities to the extent necessary to alleviate potential concerns generated by the Transaction with the aim of enabling the completion of the Transaction as soon as possible and to the extent such remedies appear to be, in the Purchaser’s sole discretion, commercially reasonable and practical to the Purchaser. For the avoidance of doubt, under no circumstances shall the Purchaser be obliged to accept or to carry out any conditions (Auflagen oder Bedingungen), obligations, undertakings, commitments and/or modifications of any governmental or regulatory authority or other person relating to the Merger Clearance.
4.	Should the Merger Clearance not have occurred within six (6) months following the Signing Date, the Sellers and the Purchaser shall each be entitled to rescind this Agreement by declaration vis-à-vis the Purchaser or the Sellers’ Representative, as the case may be, in the form as provided in Sec. 17.
5.	The Managing Shareholders shall, to the extent practically possible, provide a list of all bank accounts of the Companies with the respective credit or debit amounts to the Purchaser two Business Days before the Closing Date.
6.	The Sellers shall indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Companies for all damages or liabilities of the DNS Group or the Purchaser resulting from a breach of paras. 1 or 2.

Sec. 15
Non-Compete
1.	The Sellers, except for IKB and Mr. Arne Magnussen, undertake, and shall cause all of the Sellers’ Affiliates to undertake, for a period of three (3) years from the Closing Date, in any area in which any of the Companies currently conduct business, not to engage in any activity which would directly or indirectly compete with or result in competition with such present business operations. In particular, the Sellers shall not establish or acquire, or acquire shares in, any business or business entity which would, directly or indirectly, compete with the business operations of any of the Companies. It is understood, however, that the Sellers shall be entitled to acquire – for investment purposes – up to five (5) % of the share capital of any corporation listed on a stock exchange. In case of a breach of the covenant set forth in the foregoing sentences 1 through 3, the Seller in breach of such covenant shall be liable to pay to the Purchaser, or at the Purchaser’s discretion to one of the Companies, for each breach a contractual penalty (Vertragsstrafe) in the amount of EUR 250,000 (two-hundred and fifty thousand euro). In the event of a continuing violation, the Seller continuing violating the above covenant shall be liable to a pay further contractual penalty in the amount of EUR 250,000 (two-hundred and fifty thousand euro) for each additional month that the violation continues. The Purchaser reserves any other right it may have to claim further damages or to demand that the violation be discontinued.
2.	The Sellers undertake and shall cause the Sellers’ Affiliates, to the extent legally permissible, to undertake for a period of three (3) years from the Closing Date not to solicit or entice away from any of the Companies, or to offer employment to or employ, or to offer or conclude any contractual services with, any person who was employed by any of the Companies at any time during the three (3) years prior to the Closing Date or who becomes an employee of any of the Companies on or after the Closing Date. Para. 1 sentences 4 through 6 shall apply accordingly.
3.	The Purchaser shall inform the Other Sellers’ Representative without undue delay (unverzüglich) of any breach of paras. 1 or 2 he becomes aware of.
4.	It is clarified that this Sec. 15 shall not impose any restrictions on the business activities of IKB or any affiliate or portfolio company of IKB.

Sec. 16
Assignment, Set-off
1.	No Seller may without the Purchaser’s consent, and the Purchaser may not without the consent of the Seller’s Representative, assign any rights or obligations under this Agreement to any third party with the exception that the Purchaser may assign his rights and obligations under this Agreement to an affiliate (verbundenes Unternehmen) of the Purchaser.
2.	No Party shall be entitled to offset any claim it may have against the other Parties, whether under this Agreement or otherwise, against the claims of the other Parties, unless the claim to be offset has become final (rechtskräftig) or is undisputed. The same shall apply to the exercise of withholding rights (Zurückbehaltungsrechte) by the Parties.
Sec. 17
Notices
All notices, statements, declarations and other communications to be given under or in connection with this Agreement shall be in the English language and sent by registered mail or by facsimile transmission to the Parties at the addresses set forth in Exhibit P or at such other persons or addresses as shall be specified by registered mail or by facsimile transmission by the Parties to the respective other Parties from time to time:

1.	If to the Sellers or the Sellers’ Representative:

to Seller 1, Seller 2, Seller 3, and Seller 4

with a copy to:

Oldenbourg Rechtsanwaltsgesellschaft mbH
Attn. Dr. Andreas Oldenbourg and Dr. Simon Preisenberger
Kardinal-Faulhaber-Straße 10
D-80333 München

Facsimile No. +49 89 237086-222

2.	If to the Other Sellers’ or the Other Sellers’ Representative:

to Seller 1, Seller 2 and Seller 4

with a copy to:

Oldenbourg Rechtsanwaltsgesellschaft
Attn. Dr. Andreas Oldenbourg and Dr. Simon Preisenberger
Kardinal-Faulhaber-Straße 10
D-80333 München

Facsimile No. +49 89 237086-222

3.	If to the Purchaser or to the Guarantor:

c/o Arrow Electronics, Inc.
Attn. Mr. Peter Brown
Senior Vice President and General Counsel
50 Marcus Drive
Melville, NY 11747-4210
United States of America

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
Attn. Dr. Peter Nussbaum
Maximilianstraße 15
D-80539 München

Facsimile No. +49 89 25559-3700
Sec. 18
Confidentiality, Communication
1.	The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known or disclosure is required by law or relevant stock exchange regulation or by any trust arrangement existing at the Signing Date.
2.	Immediately after conclusion of this Agreement, the Parties shall publish a statement to the employees of the Company and to the press in accordance with Exhibit 18.

3.	Notwithstanding anything herein to the contrary, the Parties (and any employee, representative, or other agent of the Parties) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of any proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable securities laws. “Tax treatment” and “Tax structure” shall mean any facts relevant to the United States federal income tax treatment of the Transaction but does not include information relating to the identity of the Parties.
Sec. 19
Miscellaneous
1.	For the purposes of this Agreement, “Business Day” means a day on which banks are open for business in Frankfurt am Main.
2.	Except as otherwise provided in this Agreement, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due date until, but not including, the day of payment at the rate of ten (10) % p.a. on the basis of actual days elapsed and a 360-day year. The claiming of any default interest and further default-related damages shall remain unaffected.
3.	This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings both written and oral among the Parties. The Exhibits to this Agreement form an essential part of same.
4.	In this Agreement, unless the contrary is expressly stated,
(a)	the section titles are meant solely for convenience and are of no significance for its contents and interpretation;

(b)	a reference to the singular includes a reference to the plural and vice versa; and

(c)	where a German word has been used to clarify the English text, the German word shall prevail in the event of (and to the extent of) any conflict with the English text,

(d)	any sentence or enumeration commencing with “in particular” or “including” or the like shall be conceived as exemplary and not as exclusive or exhaustive.
5.	Any changes to this Agreement including, but not limited to, this clause shall only be valid if made in writing or, if necessary, in a stricter form.
Sec. 20
Severability
Should any of the provisions of this Agreement be or become fully or partly invalid or unenforceable, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be replaced by such legally valid and enforceable provision which corresponds as closely as possible to the economic purpose intended by the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement, had they recognized the invalidity or unenforceability of the respective provision. Any gaps in this Agreement shall be deemed to be filled by a provision which the Parties as prudent businessmen (ordentliche Kaufleute) would in good faith have agreed to, had they considered the matter not covered by this Agreement.
Sec. 21
Governing Law, Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding its conflict of law principles and the Uniform Code on the International Sale of Goods.
Sec. 22
Expenses
1.	Except as specifically provided otherwise in this Agreement, each Party shall bear its own expenses and fees (including attorneys’, accountants’, consultants’ and advisors’ fees) in connection with this Agreement or the Transaction.
2.	Fees and costs triggered by the implementation of this Agreement, any registration or publication fees as well as any fees and costs in connection with any merger control filing and the Escrow Account shall be borne by the Purchaser.

Munich, this 26 October 2005

/s/ Seller 1

(Seller 1)

/s/ Seller 2

(Seller 2)

/s/ Seller 3

(Seller 3)

/s/ Seller 4

(Seller 4)

/s/ Seller 4

(Seller 5), represented by Seller 4 on the basis of a power of attorney

/s/ Seller 2

(Seller 6), represented by Seller 2 on the basis of a power of attorney

/s/ Seller 2

(Seller 7), represented by Seller 2 on the basis of a power of attorney

/s/ Seller 2

(Seller 8), represented by Seller 2 on the basis of a power of attorney

/s/ Seller 2

(Seller 9), represented by Seller 2 on the basis of a power of attorney

/s/ Peter S. Brown

(Arrow Europe GmbH)
By: Peter S. Brown, acting on the basis of a
power of attorney

/s/ Peter S. Brown

(Arrow Electronics, Inc.)
By: Peter S. Brown, Senior Vice President and
General Counsel